UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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QTS REALTY TRUST, INC.
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QTS REALTY TRUST, INC.

12851 Foster Street

Overland Park, Kansas 66213

SUPPLEMENTAL MATERIAL TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 6, 2020

April 22, 2020

Dear Stockholder:

QTS Realty Trust, Inc. is asking for your support at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) by voting in accordance with the recommendations of our Board of Directors on all proposals. In connection with this request, we are making available these supplemental proxy materials to provide additional information about the strong linkage of executive compensation to Company performance, the financial and operational metrics that led to the award decisions under our 2019 short-term incentive compensation program, and our peer group used for evaluating our executive compensation program against the competitive market.  The Compensation Discussion & Analysis section of our Proxy Statement dated March 20, 2020 (the “Proxy Statement”) for the Annual Meeting, beginning on page 33 of the Proxy Statement, contains more information about these matters.

As described in the Proxy Statement, the primary objective of our executive compensation program is to align the interests of our executive officers, including our named executive officers, with those of our stockholders in a way that allows us to attract and retain the best executive talent that can create long-term value for our stockholders. Ninety percent of the target total direct compensation of our Chief Executive Officer (“CEO”) is variable and tied to Company success, and eighty percent of the target total direct compensation of our other named executive officers is variable and tied to Company success.  We reward achievement of financial, operational and strategic corporate metrics that we believe will drive long-term stockholder value appreciation and our incentive compensation programs are based on a review of compensation of executives of a compensation peer group which is representative of our business.

We have thoughtfully and deliberately aligned executive compensation with Company performance. In the third and fourth quarters of 2018, in response to stockholder feedback, our Compensation Committee undertook an exhaustive process to review and restructure our executive compensation program and redesign our long-term incentive compensation plans.  As a result, beginning in 2019, we implemented a substantially redesigned executive compensation program to introduce the grant of performance-based equity awards to our named executive officers, to be earned based on the achievement of pre-established profitability goals and total stockholder return goals. We further realigned our compensation peer group to reflect companies with whom we directly compete from a business and talent perspective and/or are similar-sized technology companies.

With this substantial redesign, beginning in 2019, we now have an executive compensation program that is clearly tied to business outcomes and stockholder value creation through the use of equity that is earned and vests based on the achievement of pre-established company-specific and market-based targets, with 50% (60% for our CEO) of the value of our long-term incentive awards now consisting of performance-based awards, compared with 0% in prior years.  Additionally, our short-term incentive compensation program is tied to multiple annual financial metrics (revenue, bookings, adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), operating funds from operations (“OFFO”) per share and return on invested capital (“ROIC”)), as well as individual performance.

Through the process of redesigning our 2019 executive compensation program and subsequent to implementing significant changes, the Company and representatives of the Compensation Committee engaged with our top 25 stockholders, representing approximately 75% of our outstanding common stock, and had conversations with the majority of them in order to factor in investor input to ensure a stockholder-oriented executive compensation program.  Based on the level of support for our executive compensation program demonstrated by the result of our 2019 Say-on-Pay vote, among other factors, our Board of Directors and the Compensation Committee determined to continue to embrace performance-based equity awards.

As a result of the foregoing, we believe that our executive compensation program achieves our compensation objectives. Accordingly, we ask our stockholders to vote “FOR” Proposal 2: Advisory Vote on Executive Compensation.

Pay-For-Performance Alignment

In the third and fourth quarters of 2018, in response to stockholder feedback, our Compensation Committee undertook an exhaustive process to review and restructure our executive compensation structure and redesign our long-term incentive compensation program to better align executive pay with Company performance.  As part of this process, the Compensation Committee selected and engaged a new compensation consultant, Compensia, a national compensation consulting firm, to assist it with the extensive review of our executive compensation policies and practices and with the evaluation and reconstitution of our compensation peer group. As a result, beginning in 2019, we implemented a substantially redesigned executive compensation program to introduce the grant of performance-based equity awards, in addition to time-based equity awards, to our named executive officers, earned based on achievement of the following pre-established profitability goals and total stockholder return goals:

•                  the Company’s OFFO per diluted share measured over a two-year performance period ending December 31, 2020, with two-thirds of the earned shares vesting at the end of the performance period and the remaining one-third of the earned shares vesting three years from the award grant date (the “Performance-based FFO Unit awards”); and

•                  the Company’s total stockholder return performance measured against the MSCI U.S. REIT Index over a three-year performance period ending December 31, 2021 (the “Performance-based TSR Unit awards”).

Prior to this redesign, we had granted only time-based equity awards to our executive officers.

Under this redesigned long-term incentive compensation program, and as disclosed in our Proxy Statement, the number of shares of our Class A common stock subject to the Performance-based TSR Unit awards will be earned from 0% to 200% of the target number of units subject to the awards based on the following performance matrix:

	TSR Percentage Points Compared to Index	Target Units Earned
Maximum	Equal or greater than +50 percentage points	200%
Target	Matching Index	100%
Threshold	-50 percentage points	50%
Below threshold	<-50 percentage points	0%

In addition, award payouts (i) will be determined on a straight-line interpolation basis between threshold and target and target and maximum performance; and (ii) will be capped at the target performance level if our TSR is negative.

Under this redesigned long-term incentive compensation program, we did not disclose the performance goals for the Performance-based FFO Unit awards in our Proxy Statement—nor are we disclosing them here—because the multi-year performance period for these awards has not been completed and we believe that the disclosure of this information while such performance period is still in progress could result in competitive harm to the Company. We observe that this is customary practice for long-term incentive compensation awards that are based on absolute internal performance measures.  However, for these awards, the Compensation

Committee considered the target performance achievement levels for the awards to be challenging but achievable with significant effort on the part of our executive officers, requiring circumstances to align as projected in our long-term business forecasting.

Therefore, as a result of this substantial redesign, beginning in 2019, we now have an executive compensation program that is clearly tied to business outcomes and stockholder value creation through the use of equity that is earned and vests based on the achievement of pre-established Company-specific and market-based targets, with 50% (60% for our CEO) of the value of our long-term incentive awards now consisting of performance-based awards, compared with 0% in prior years.

These long-term incentive compensation awards were complemented by our short-term incentive program, a variable annual compensation plan tied to five corporate performance measures described below under “Annual Cash Bonus” and the individual performance of our named executive officers. Finally, our named executive officers received time-based equity awards the value of which is tied to share price appreciation, and, therefore, the overall performance of the Company.  Overall, as illustrated in the following graphics, 90% of our CEO’s target total direct compensation is variable and 80% of the target total direct compensation of our other named executive officers is variable.

59% of 2019 Target Total Direct Compensation Is Performance-Based	~48% of 2019 Target Total Direct Compensation Is Performance-Based

CEO Pay Mix (Average)	Other NEOs Pay Mix (Average)

Consistent with the applicable federal securities laws and regulations governing the disclosure of executive compensation in the compensation tables of the Proxy Statement, we consider all the equity awards granted to our named executive officers in March 2019 as 2019 compensation and included in target total direct compensation for 2019.

As the Compensation Committee has continued to align executive compensation with Company performance, we also have recorded strong financial performance as evidenced by our total stockholder return (“TSR”) as of December 31, 2019 compared to the various peer groups listed below:

	1-Year	3-Year*
Company TSR	52%	6.8%
Percentile Rank in Company Peer Group	82%	24%
Percentile Rank in Glass Lewis Peer Group	100%	44%
Percentile Rank in ISS Peer Group	95%	16%

*Represents compounded annual growth rate

The Compensation Committee will continue to implement our pay-for-performance compensation philosophy consistent with good executive compensation practices and stockholder feedback.  In 2019, approximately 77% of the votes cast on our Say-on-Pay proposal were voted in favor of the 2018 compensation of our named executive officers. While this vote represented a significant improvement from the 2018 Say-on-Pay vote, our Board of Directors noted that the support for our executive compensation program was still below historical levels and, accordingly, we have continued to reach out to our largest stockholders to engage with them on our executive compensation framework and related policies and practices.  The Board of Directors and Compensation Committee also considered that the new performance-based equity awards granted in 2019 were not included in the executive compensation tables in our proxy statement for the 2019 annual meeting of stockholders, as they were granted in 2019, and accordingly, stockholders may not have considered that change to our compensation program when voting on the 2018 Say-on-Pay proposal. Having significantly revised the executive compensation program last year in response to stockholder feedback, the Compensation Committee did not deem it advisable to make further changes to the structure of the program.

Annual Cash Bonus

As described in our Proxy Statement, we award annual incentive compensation to our executive officers, including our named executive officers, based on a specified target annual cash bonus opportunity for such officers relative to (i) multiple pre-established corporate performance measures and (i) certain individual performance measures.

Corporate Performance Measures

For purposes of the 2019 annual cash bonuses, the Compensation Committee selected revenue, bookings, Adjusted EBITDA, OFFO per share, and ROIC as the corporate performance measures. Each of these measures was equally weighted. The target corporate goals for each executive officer were rigorously set based on factors including our business strategy, internal budgets, and market projections.  Four out of the five annual incentive metrics had target, threshold, and maximum performance goals set higher than the previous year; the fifth goal, ROIC, was deliberately reduced by one percentage point to align with return expectations that have been communicated regarding our evolving business strategy, which emphasizes the hyperscale business. As described on page 46 of the Proxy Statement, for 2019, (1) achievement at the minimum level would result in no bonus earned for the applicable measure, (2) achievement at the target level would result in the executive officer receiving 100% of the bonus earnable for the applicable measure, and (3) achievement at the maximum level would result in the executive officer receiving 200% of the bonus earnable for the applicable measure.

The following table includes the 2019 threshold, target, and maximum performance levels for each of these corporate performance measures, as well as their relative weighting (which the Compensation Committee reviews annually and may change in future years), our actual performance results and the payout that would have been expected for each measure absent the overlay of individual performance measures (which, as described below, resulted in a downward adjustment) ($ in thousands):

	Threshold (0% Payout)	Target (100% Payout)	Maximum (200% Payout)	Element Weighting	Actual Performance	Expected Element Payout
Revenue	$457,000	$472,000	$487,000	20%	$480,818	158.70%
Bookings	$7,200	$7,800	$8,400	20%	$8,174	162.50%
Adjusted EBITDA	$239,000	$249,000	$259,000	20%	$250,380	114.0%
OFFO/Share	$2.58	$2.66	$2.74	20%	$2.63	62.5%
ROIC	10.0%	11.0%	12.0%	20%	12.3%	200.0%
Total/Average Expected Payout						139.5%

Note:      See “—Special Note Regarding Non-GAAP Financial Measures and Other Metrics” on page 55 of the Proxy Statement for information regarding the corporate performance measures and related performance levels described above.

Individual Performance Measures

As described in our Proxy Statement, in addition to Company performance, annual cash bonuses also are determined in part based on each executive officer’s individual performance for the year.

At the beginning of the year, our CEO meets with each executive officer to identify and establish his or her individual performance goals and objectives for the year. Such goals and objectives involve both quantitative and qualitative items and are specifically tailored to the functional area or business unit or segment led by the executive officer and aligned to the achievement of our overall annual operating plan. Such goals consist of a mix of financial, operational, and strategic items, which vary among our executive officers based on his or her role and responsibilities within the Company. The Compensation Committee establishes the individual performance goals and objectives for our CEO with input from the independent members of our Board of Directors. These goals and objectives typically relate to driving our growth strategy and the other key areas necessary for us to achieve our annual operating plan.

After the completion of the fiscal year, our CEO evaluates the performance of each executive officer against his or her individual goals and objectives for the year and assigns him or her an achievement rating, which is then submitted to the Compensation Committee for its consideration along with his recommendations as to how this individual performance should be factored into its bonus determinations. The Compensation Committee also evaluates the performance of our CEO against his individual goals and objectives for the year to make bonus determinations with respect to our CEO.

2019 Annual Cash Bonus Decisions

In early 2020, the Compensation Committee assessed the results of our corporate performance and each executive officer’s individual performance for 2019 for purposes of the annual cash bonus plan.

With respect to corporate performance, the Compensation Committee assessed our actual 2019 performance against the threshold, target, and maximum levels for each corporate performance measure described above.  The Compensation Committee noted that, as shown in the table above, the payout percentage established for each corporate performance measure and its relative weighting indicated an aggregate corporate performance payout of 139.5% of target.

With respect to individual performance, the Compensation Committee also evaluated each executive officer’s responsibilities and individual performance and contributions to us during 2019 as described above under “—Individual Performance Measures.” In addition, our CEO evaluated the individual performance of each of our executive officers, including each of our other named executive officers, against his or her pre-established goals and objectives to determine his or her contributions to our overall financial and operational performance during 2019 and to formulate an achievement rating for such executive officer. Our CEO then made recommendations to the Compensation Committee as to how such individual performance should be considered in determining the amounts payable as annual cash bonuses for the year. In the case of our CEO, his individual performance was evaluated by the Compensation Committee with input from the independent members of our Board of Directors. As a result of this evaluation, both our CEO and the Compensation Committee determined that each named executive officer had performed satisfactorily in relation to his or her individual performance measures.

Following these assessments, and upon the recommendation of our CEO, the Compensation Committee exercised downward discretion to set the annual cash bonus awards for our executive officers, including our named executive officers, at 115% of the target performance level, notwithstanding the higher payout level suggested by the results achieved under the corporate performance measures. The Compensation Committee determined that a 115% payout level struck the right balance of appropriately rewarding our executive officers for superior performance, reflecting stockholder outcomes, and freeing up cash to allow increased bonus payouts to non-executive employees; the reduction was unrelated to executive performance. Therefore, on March 4, 2020, the Compensation Committee approved annual cash bonuses, in its discretion, for each of our executive officers, including each of our named executive officers, as follows:

	Target Annual Cash Bonus Opportunity ($)	Actual Annual Cash Bonus Earned ($)	Actual Annual Cash Bonus Earned (% of Target Level)	Actual Annual Cash Bonus Earned (percentage of base salary)
Mr. Williams	$900,000	$1,035,000	115%	144%
Mr. Berson	$375,000	$431,250	115%	115%
Ms. Goza	$195,000	$224,250	115%	69%
Mr. Greaves	$340,000	$391,000	115%	115%
Mr. Bloom	$195,000	$224,250	115%	69%

Selecting the Appropriate Compensation Peer Group

Our Compensation Committee takes a very careful and thoughtful approach to choosing our compensation peer group.  Our Compensation Committee makes this determination based on research and advice from Compensia, its compensation consultant, based on Compensia’s technology industry experience.  Our peer group consists of companies of relative size (based on consideration of revenue, market capitalization, one-year revenue growth, market capitalization to revenue multiple, and headcount) and industry, including where we compete for executive talent (data center real estate investment trusts (“REITs”) or communications infrastructure or technology companies with a focus on software for security, connectivity or unified communications).  As part of its objective to align our executive compensation with the interests of our stockholders and attract and retain executive talent, the Compensation Committee annually evaluates and reassess our executive compensation program in light of the industry in which it operates.

Accordingly, in 2018, in response to stockholder feedback, the Compensation Committee directed Compensia to develop a revised compensation peer group to ensure that our subsequent executive compensation decisions were positioned to be competitive with comparable peer companies. As a result, in July 2018, the Compensation Committee adopted a new peer group based on the various financial and statistical criteria described above, as well as a more customized industry selection.  In July 2019, at the direction of the Compensation Committee, Compensia again reviewed and updated our compensation peer group to reflect changes in our market capitalization, recognize our evolving business focus, and account for acquisitions of and other changes in our peer companies.  As described in the Proxy Statement, the 21 publicly traded companies included in this updated compensation peer group, which were approved by our Compensation Committee, were selected on the basis of their similarity to us, based on the following criteria:

•                  Industry: data center real estate investment trusts, communications infrastructure or technology with a focus on software for security, connectivity or unified communications;

•                  Revenue: approximately $150 million to approximately $1.4 billion (0.33x to 3.0x the Company’s trailing 12-month revenues of approximately $450 million as of July 2019);

•                  Market capitalization: approximately $630 million to approximately $10.1 billion (0.25x to 4.0x the Company’s market capitalization of approximately $2.5 billion);

•                  One-year revenue growth: greater than 10%;

•                  Market capitalization to revenue multiple: generally 3x to 10x; and

•                  Headcount: generally 0.5x to 2.0x of our headcount.

Accordingly, our compensation peer group consisted of six data center REITS and 15 technology companies with a focus of communications infrastructure, software for security, connectivity or unified communications. As a data center REIT, we believe that our business crosses industries, and believe that our peer group should include communications infrastructure or technology companies in lieu of traditional REITS that primarily own shopping centers, office, industrial or healthcare properties or timberlands.  We believe that our peer group includes companies that are not only comparable to the Company, but also represent companies with which we compete for executive talent.  We believe that this approach has created a benchmark against which it is appropriate to measure both pay and performance. This distinction is notable when evaluating the peer group used for comparative purposes by the proxy advisory firms. The direct result of comparing the Company to a peer group comprised of smaller companies outside of the communications infrastructure and technology industry, as reflected in the peer groups used by ISS and Glass Lewis, is a significant reduction in CEO median annual target direct compensation as indicated below ($ in thousands):

	QTS Peer Group	ISS Peer Group	Glass Lewis Peer Group
Median CEO Pay	$8,494	$4,915	$5,335
QTS CEO Percentile Rank	48%	85%	86%
Median CEO Pay Differential (Compared to QTS Peer Group)	—	-42%	-37%

The Compensation Committee uses data drawn from our compensation peer group, as well as Compensia’s proprietary database, to evaluate the competitive market when making its decisions with respect to the total direct compensation packages for our executive officers, including base salary, target annual cash bonus opportunities and long-term incentive compensation opportunities. The Compensation Committee does not benchmark compensation to a specific percentage of the compensation of the comparator companies or otherwise apply a formula or assign the comparator group or groups a relative weight.

The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Additional Information

Additional information about our Company and executive compensation program is included in the presentation in Exhibit A to this letter.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY INTERNET, BY TELEPHONE, OR BY MAIL. WE ASK THAT YOU VOTE FOR EACH PROPOSAL BASED ON THE RECOMMENDATION OF OUR BOARD OF DIRECTORS, INCLUDING “FOR” PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION.

THANK YOU FOR YOUR CONTINUED SUPPORT!

Sincerely,
QTS Realty Trust, Inc. Compensation Committee

Catherine R. Kinney (Chair)
Philip P. Trahanas
Peter A. Marino

Exhibit A

Investor Presentation

QTS Realty Trust, Inc. Proxy Supplemental Disclosure April 22, 2020

Forward Looking Statements Some of the statements contained in this presentation constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to our strategy, plans, intentions, capital resources, liquidity, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. The forward-looking statements contained in this presentation reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: • adverse economic or real estate developments in our markets or the technology industry; • obsolescence or reduction in marketability of our infrastructure due to changing industry demands; • global, national and local economic conditions; • risks related to the COVID-19 pandemic, including, but not limited to, the risk of business and/or operational disruptions, disruption of our customers’ businesses that could affect their ability to make rental payments to us, supply chain disruptions and delays in the construction or development of our data centers; • risks related to our international operations; • difficulties in identifying properties to acquire and completing acquisitions; • our failure to successfully develop, redevelop and operate acquired properties or lines of business; • significant increases in construction and development costs; • the increasingly competitive environment in which we operate; • defaults on, or termination or non-renewal of, leases by customers; • decreased rental rates or increased vacancy rates; • increased interest rates and operating costs, including increased energy costs; • financing risks, including our failure to obtain necessary outside financing; • dependence on third parties to provide Internet, telecommunications and network connectivity to our data centers; • our failure to qualify and maintain our qualification as a REIT; • environmental uncertainties and risks related to natural disasters; • financial market fluctuations; • changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates; and • limitations inherent in our current and any future joint venture investments, such as lack of sole decision-making authority and reliance on our partners’ financial condition. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 (“10-K”) and in the other periodic reports we file with the Securities and Exchange Commission, many of which should be interpreted as being heightened as a result of the ongoing COVID-19 pandemic and the actions taken to contain the pandemic or mitigate its impact. This presentation includes measures not derived in accordance with generally accepted accounting principles (“GAAP”), such as FFO, operating FFO, adjusted Operating FFO, EBITDAre, adjusted EBITDA, NOI, ROIC and MRR. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and may also be inconsistent with similar measures presented by other companies. As used herein, “Core” refers to our business that primarily consists of our hyperscale and hybrid colocation leases. Reconciliation of these measures to the most closely comparable GAAP measures are presented in the attached pages. We refer you to the appendix of this presentation for reconciliations of these measures and to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Non-GAAP Financial Measures" in our 10-K for further information regarding these measures.

2019 Performance Highlights

2019 Year in Review Adjusted EBITDA ($M)1 Adj. EBITDA Margin1 +14% +15% +50bp Revenue ($M)1 2019 Highlights 2018 reflects results for the Core business only Completed first international mega scale acquisition in the Netherlands Accelerated momentum with QTS’ software-defined data center platform (SDP) Ranked #1 data center co. globally in sustainability by GRESB Signed industry-first JV agreement with Alinda Capital Partners to support hyperscale growth strategy 4th consecutive year QTS has led data center industry in customer satisfaction QTS Eemshaven $422.8 $480.8 2018 2019 $218.1 $250.4 2018 2019 51.6% 52.1% 2018 2019

2019 Leasing Activity Review

2019 Highlights

- **Signed new and modified leases totaling $76M** of incremental annualized rent in 2019, +18% Y/Y
  - Highest annual leasing volume in QTS history resulted in record booked-not-bill backlog as of the end of 2019 of $93M
- **Key Hyperscale wins included:**

Q3 '19	10MW	Ashburn	New logo
Q3 '19	4MW	Manassas	Existing SaaS customer
Q4 '19	12MW	Atlanta	Existing Social Media customer

  - Majority of hyperscale wins came in at higher end of 9-11% target ROIC range reflecting differentiated platform and cost-advantaged powered shell capacity
- Demonstrated **strong momentum in Federal** vertical including the signing of a 5+ MW, multi-site deployment for a strategic hyperscale customer supporting a large Federal program
- **Hybrid Colocation remains the engine** of QTS' growth strategy providing consistency, diversification and enhanced ROIC profile

+86% Increase in Incremental Annualized Rent Signed in 2019 vs. 2017 ($M)*



$10.2M Avg.
$16.1M Avg.
$19.0M Avg.
$3.7
$11.7
$17.1
$8.6
$21.0
$13.1
$18.1
$12.2
$11.3
$19.6
$17.4
$27.7
Q1'17
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18
Q4'18
Q1'19
Q2'19
Q3'19
Q4'19

© QTS. All Rights Reserved.

5

*2017 and 2018 reflect results for the Core business only

Strong Relative Shareholders Returns 2019 Total Shareholder Return YTD 2020 Total Shareholder Return Source: Factset and Russell Index website, as of April 20, 2020 51.2% 32.2% 28.9% 20.9% QTS Russell 3000 S&P 500 RMZ 14.1% - 12.6% - 13.6% - 26.0% QTS S&P 500 Russell 3000 RMZ

2019 Executive Compensation Review

Key Changes Made to ‘19 Exec Compensation Program Overhaul of the executive compensation program as first outlined in 2019 proxy filing positively received by proxy advisory firms in their 2019 reports National compensation consulting firm with particular expertise in the technology industry Hired a new compensation consultant - Compensia Resulted in executive compensation program that is more clearly tied to business outcomes and stockholder value creation Use of equity that vests based on the achievement of specified Operating Funds From Operations per Diluted Share and relative TSR targets 50% (60% for our CEO) of the value of executive long-term incentive grants consisting of performance-based awards, compared with 0% in years prior to 2019 Introduced new performance-based LTI plan for 2019 executive compensation Updated executive compensation peer group reflects QTS’ relative size and market positioning and the industries in which QTS competes for executive talent including data center REITs Established a new compensation peer group Fresh perspective on executive compensation program Reconstituted membership of the Compensation Committee Also reduced amount of restricted stock used for executive compensation Enhanced focus on long-term incentive compensation opportunities with performance-based equity awards Eliminated the use of stock options for executive compensation

2019 Performance Against Target Corporate Metrics QTS outperformed against its target metrics in 2019 for short-term incentive awards Outperformance implied 139.5% achievement level based on 0% of target at threshold and up to 200% of target at maximum Gross Bookings at 162.5% of range Annual Revenue at 158.7% of range Annual Adjusted EBITDA at 114% of range In its discretion as a Compensation Committee, the 139.5% achievement level was adjusted downward to a 115% executive bonus payout level The Compensation Committee determined that a 115% payout level struck the right balance of appropriately rewarding QTS executive officers for superior performance, reflecting stockholder outcomes, and freeing up cash to allow increased bonus payouts to non-executive employees Annual Operating FFO per diluted share at 62.5% of range Annualized ROIC at 200% of range Threshold (0% Payout) Target (100% Payout) Max (200% Payout) Relative Weightings 2019 Actuals Gross Bookings ($MRR in thousands) 7,200 7,800 8,400 20% 8,174 Annual Revenue ($ in thousands) 457,000 472,000 487,000 20% 480,818 Annual Adjusted EBITDA ($ in thousands) 239,000 249,000 259,000 20% 250,380 Annual Operating FFO per Diluted Share $2.58 $2.66 $2.74 20% $2.63 Annualized ROIC 10.0% 11.0% 12.0% 20% 12.3% 2019 Annual Cash Bonus Targets

QTS Peer Group vs. ISS / Glass-Lewis Peer Groups

Executive compensation peer group reflects QTS' relative size and market positioning and the industries in which QTS competes for executive talent

	QTS	QTS Peer Group Median	ISS Peer Group Median	Glass-Lewis Peer Group Median
# of Companies in Peer Group		21	24	15
TTM Revenue ($M)	481	555	546	572
QTS Percentile Rank Within Range		***45%***	***43%***	***23%***
		ISS and Glass-Lewis peer group TTM revenue ranges from $213M - $1,154M. QTS' peer group includes only 3 companies with revenue in excess of this range including Digital Realty Trust, Equinix and SBA Communications which are all direct communications infrastructure REIT peers		
Market Cap ($M)*	3,410	3,091	2,864	3,684
QTS Percentile Rank Within Range		***53%***	***60%***	***28%***
1-Year TSR	52.0%	26.9%	22.6%	26.8%
QTS Percentile Rank Within Range		***79%***	***95%***	***100%***
3-Year TSR (CAGR)	6.8%	17.4%	16.3%	7.4%
QTS Percentile Rank Within Range		***18%***	***16%***	***44%***

* Calculated as of 12/31/19. QTS market cap includes 58.3M shares of Class A and Class B common stock and 6.7M operating partnership units as of 12/31/19. Excludes options to purchase Class A common stock and performance units and effect of Class A common stock associated with forward equity sale.

- QTS peer group focused on communications infrastructure REITs and mid-sized data-oriented technology companies
- ISS peer group includes Timber REITs, Self-Storage REITs and Casino REITs
- Glass-Lewis peer group includes Office REITs, Timber REITs, Healthcare REITs and Retail REITs

© QTS. All Rights Reserved.
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Additional Governance Considerations Class B common stock aligns CEO voting rights with his economic exposure in QTS – consistent with governance best practices Class B common stocks converts into regular Class A stock on a one-for-one basis as CEO transfers or redeems Operating Partnership units. This ensures he never has more votes than his economic interest Class B common stock does not give CEO any special veto rights, board nomination rights or other similar rights QTS does not have dual class shares with supervoting rights CEO and CFO employment contracts include standard compensation claw back provisions Executive claw back provisions in place for CEO and CFO Target performance metrics have been set with clear quantitative targets, metrics and weightings QTS has provided a proxy supplement to provide additional disclosure supporting Short Term Incentive plan target metrics and calculations of 115% executive compensation payout In its proxy filing, QTS provided full transparency on metrics related to its long-term performance-based equity incentive plan as part of its long-term executive compensation plan Detail around calculation of total shareholder-based return metrics have been provided Detail around the OFFO/share performance calculation methodology has been provided. The Compensation Committee anticipates providing the specific target metrics on OFFO/share following the end of the relevant performance period, consistent with typical market practice. Additional disclosure provided on target performance metrics

Appendix

Summary of QTS 2019 Compensation Peer Group

Peer Group		
ISS	**QTS**	**Glass-Lewis**
CoreSite Realty Corporation (NYSE: COR)	CoreSite Realty Corporation (NYSE: COR)	CoreSite Realty Corporation (NYSE: COR)
CyrusOne Inc. (NASDAQ: CONE)	CyrusOne Inc. (NASDAQ: CONE)	
	Digital Realty Trust Inc. (NYSE: DLR)	
	Equinix Inc. (NASDAQ: EQIX)	
8x8 Inc. (NYSE: EGHT)	8x8 Inc. (NYSE: EGHT)	
Cogent Communications Holdings (NASDAQ: CCOI)	Cogent Communications Holdings (NASDAQ: CCOI)	
Progress Software Corporation (NASDAQ: PRGS)	Progress Software Corporation (NASDAQ: PRGS)	
Qualys Inc. (NASDAQ: QLYS)	Qualys Inc. (NASDAQ: QLYS)	
Rapid7 Inc. (NASDAQ: RPD)	Rapid7 Inc. (NASDAQ: RPD)	
Uniti Group Inc. (NASDAQ: UNIT)	Uniti Group Inc. (NASDAQ: UNIT)	
Varonis Systems Inc. (NASDAQ: VRNS)	Varonis Systems Inc. (NASDAQ: VRNS)	
	Zayo Group Holdings Inc. (Private)	Zayo Group Holdings Inc. (Private)
	CommVault Systems Inc. (NASDAQ: CVLT)	
	Elastic N.V. (NYSE: ESTC)	
	ForeScout Technologies Inc. (NASDAQ: FSCT)	
	Limelight Networks Inc. (NASDAQ: LLNW)	
	MongoDB (NASDAQ: MDB)	
	Proofpoint (NASDAQ: PFPT)	
	RealPage Inc. (NASDAQ: RP)	
	Ribbon Communications, Inc. (NASDAQ: RBBN)	
	SBA Communications Corp. (NASDAQ: SBAC)	
A10 Networks, Inc. (NYSE: ATEN)		Weingarten Realty Investors (NYSE: WRI)
CubeSmart (NYSE: CUBE)		Retail Properties of America, Inc. (NYSE: RPAI)
Five9, Inc. (NASDAQ: FIVN)		Corporate Office Properties Trust (NYSE: OFC)
Life Storage, Inc. (NYSE: LSI)		Healthcare Realty Trust Inc. (NYSE: HR)
New Relic, Inc. (NYSE: NEWR)		The Macerich Company (NYSE: MAC)
PotlatchDeltic Corporation (NASDAQ: PCH)		New Relic, Inc. (NYSE: NEWR)
SecureWorks Corp. (NASDAQ: SCWX)		Cornerstone OnDemand, Inc. (NSDAQ: CSOD)
TiVo Corp. (NASDAQ: TIVO)		FireEye, Inc. (NASDAQ: FEYE)
Carbonite (Private)		Piedmont Office Realty Trust (NYSE: PDM)
EPR Properties (NYSE: EPR)		Brandywine Realty Trust (NYSE: BDN)
Gaming & Leisure Properties, Inc. (NASDAQ: GLPI)		PS Business Parks, Inc. (NYSE: PSB)
National Storage Affiliates Trust (NYSE: NSA)		Physicians Realty Trust (NYSE: DOC)
OneSpan, Inc. (NASDAQ: OSPN)		Rayonier, Inc. (NYSE: RYN)
Rayonier, Inc. (NYSE: RYN)		
SPS Commerce, Inc. (NASDAQ: SPSC)		

Denotes data center peer

© QTS. All Rights Reserved.

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